Exhibit 10.2

PROSIDION LIMITED AND OSI PHARMACEUTICALS (UK) LIMITED
CHANGE IN CONTROL SEVERANCE PLAN

This Change in Control Severance Plan (the “Plan”) is intended to help retain employees of Prosidion Limited (“Prosidion”) and OSI Pharmaceuticals (UK) Limited (“OSI-UK”) (Prosidion and OSI-UK collectively referred to herein as “the Company”) maintain a stable work environment and provide economic security to Eligible Employees in the event of the termination of their employment in certain circumstances (as provided for under the terms of this Plan).

For the avoidance of doubt, the Plan forms part of the terms and conditions of employment of the Company’s employees.

1.	DEFINITIONS

For the purposes of the interpretation of the Plan:

(a)
“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(b)	“Annual Basic Pay” means the higher of the Eligible Employee’s annual basic salary:

(i)	immediately prior to a Change of Control; or

(ii)	as at the Severance Date.

(c)	“Benefit Period” means the period equal to the Eligible Employee’s contractual notice period (or statutory notice period if longer) which remains outstanding (if applicable) as at the Severance Date.

(d)	“Board” means the Board of Directors of the Parent.

(e)	“Cause” means that the employee has:

(i)	failed to substantially perform, or has been grossly negligent in the discharge of his or her duties to the Company and/or the Group;

(ii)	committed a material breach of confidentiality or a unauthorised disclosure or use of inside information, customer lists, trade secrets or any other confidential information;

(iii)	violated any material duty, law, rule, regulation or policy of the Company and/or Group;

(iv)	been convicted of a criminal offence of which fraud or dishonesty is a material element; or

(v)	been found guilty of any other act of gross misconduct or gross negligence whether before or during the Protection Period.

(f)	“Change of Control” means, after the Effective Date:

(i)
the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that, for purposes of this paragraph 1(f)(i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Parent, (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any Affiliate of the Parent or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with paragraph 1(f)(iii)(1) and/or (2) below;

(ii)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
the consummation of a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation, other than (1) a merger or consolidation which results in the directors of the Parent immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Parent, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalisation of the Parent (or similar transaction) in which no Person acquires beneficial ownership, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent) representing 50% or more of the Outstanding Parent Common Stock or the Outstanding Parent Voting Securities; or

(iv)
shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets, other than a sale or disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

(g)	“Company” means:

(i)	Prosidion Limited (company number 04600121); and

(ii)	OSI Pharmaceuticals (UK) Limited (company number 01709877);

being companies incorporated under the laws of England and Wales, with their registered offices at Watlington Road, Cowley, Oxford, Oxfordshire OX4 6LT and any successors thereof.

(h)	“Effective Date” shall mean April 2, 2010.

(i)	“Eligible Employee” means any employee of the Company whose employment is terminated for reason of Severance and who, as at the Severance Date:

(i)	has successfully completed their probationary period;

(ii)	is not in receipt of an unexpired disciplinary warning; and

(iii)
has not either received notice by the Company of the termination of their employment for reason of Cause or given notice to the Company to terminate their employment for whatsoever reason (other than for a Good Reason).

(j)	“Good Reason” means:

(i)	a material adverse alteration in the nature or status of the employee’s responsibilities with the Company from those in effect immediately prior to a Change in Control;

(ii)	a reduction in remuneration from that to which the employee was entitled immediately prior to a Change in Control; or

(iii)	a relocation of such employee’s principal place of business so that it is at least 35 miles further from the employee’s home.

(k)	“Group” means the Parent and its Subsidiaries;

(l)	“Parent” means OSI Pharmaceuticals, Inc or any successors thereof.

(m)	“Person” means any natural person, firm, partnership, company, corporation, limited liability company, association, unincorporated association, joint venture,

governmental authority, trust or other organisation (in each case whether or not having a separate legal personality) (in respect of the Parent, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) and the correlative term Persons shall be construed accordingly.

(n)	“Protection Period” shall mean the period commencing on the date a Change in Control occurs and ending 12 months following such date.

(o)	“Severance” means:

(i)	the termination of an Eligible Employee’s employment by the Company other than for Cause, ill health, death, retirement; or

(ii)	a termination of an Eligible Employee’s employment by the Eligible Employee for a Good Reason;

in each case, during the Protection Period.

(p)	“Severance Date” means the date on which an Eligible Employee’s employment terminates as a result of a Severance.

(q)	“Severance Payment” means a payment calculated in accordance with paragraph 2.1 below.

(r)
“Subsidiary” in relation to a body corporate wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 (the “Act”) and a body corporate shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Act, as a member of another body corporate even if its shares in that other body corporate are registered in the name of (i) another Person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee, and the correlative term “Subsidiaries” shall be construed accordingly.

(s)	“Week’s Basic Pay” means the Annual Basic Pay divided by 52.

(t)
“Year of Service” shall mean each completed continuous 12 month period of employment with the Company or an Affiliate, measured as of the Eligible Employee’s Severance Date.  For purposes of this definition, authorized leaves of absence shall not be deemed to have interrupted an Eligible Employee’s continuous employment.

2.	CHANGE IN CONTROL SEVERANCE BENEFITS

2.1	Severance Payment

2.1.1
Subject to the following terms of the Plan, in particular paragraphs 2.1.2 and 2.7 below, within 30 days of the Severance Date the Company shall pay the Eligible Employee a Severance Payment calculated in accordance with Schedule A below.

2.1.2	Notwithstanding paragraph 2.1.1 above, if in addition to the Severance Payment, the Eligible Employee is also entitled in respect of the Severance to receive:

(i)	a payment in lieu of notice; and/or

(ii)
save for any other payments that may be payable under the Plan including but not limited to the payments detailed in paragraphs 2.2 and 2.3 below, any additional payment upon the termination of their employment, either pursuant to their contract of employment or some other arrangement;

(together, the “Other Termination Payments”) then the Eligible Employee shall only be entitled to receive the higher of the Severance Payment or the Other Termination Payments.

2.1.3
For the avoidance of doubt, should the Eligible Employee receive a Severance Payment pursuant to paragraph 2.1.1 above, then his/her entitlement to any Other Termination Payments shall automatically cease and the Severance Payment shall be deemed to include any statutory redundancy payment that may be payable to the Eligible Employee in respect of the Severance.

2.2	Benefits

2.2.1	Subject to paragraph 2.7 below, in addition to the Severance Payment, within 30 days of the Severance Date the Company shall pay:

(a)
into the Eligible Employee’s personal pension plan, a lump sum payment equal to employer pension contributions for the duration of the Benefit Period (for the avoidance of doubt, such contributions to be calculated at 9% of basic salary); and

(b)
to the Eligible Employee (in lieu of private healthcare insurance, life assurance and income protection benefits during the Benefit Period) a lump sum payment equating to £500 per month in respect of the Benefit Period.

2.2.2
For the avoidance of doubt, save as for set out above at paragraph 2.2.1, all of the Eligible Employee’s benefit entitlements shall automatically cease upon the Severance Date and no payments shall be due by the Company in respect of the same.

2.3	Payment of Accrued Obligations

2.3.1	For the avoidance of doubt, within 30 days of the Severance Date, the Company shall pay to each Eligible Employee:

(a)	any accrued but previously unpaid salary up to the Severance Date;

(b)	any accrued but untaken holiday pay up to the Severance Date;

(c)	if applicable, any unpaid annual bonus payment that may be payable in respect of the fiscal year immediately preceding the fiscal year in which the Severance Date occurs; and

(d)
a pro rated bonus payment in respect of the current fiscal year for the period up to and including the Severance Date, such calculation to be based on 100% of Target (as defined in either the Parent’s or the Company’s current compensation program, as applicable)

2.4	Outplacement Services

Subject to paragraph 2.7 below, the Company shall provide the Eligible Employee access to outplacement services that the Company considers reasonable and appropriate in the circumstances, as set out in Schedule A below.

2.5	Pro-Rata Bonus

2.5.1
Subject to paragraph 2.7 below, in addition to the Severance Payment, within 30 days of the Severance Date the Company shall also pay to each Eligible Employee (other than a Tier I Employee) who participates in an annual bonus program a lump sum cash payment equal to the Eligible Employee’s annual target bonus for the calendar year in which the Severance Date occurs (without giving effect to any reduction in such target following a Change in Control), pro-rated for the portion of the calendar year which has elapsed as of the Severance Date.  Eligible Employees who receive a payment pursuant to paragraph 2.5.2  below shall not be entitled to a payment pursuant to this paragraph 2.5.1 unless the Eligible Employee’s Severance Date occurs in a different calendar year than the plan termination described in paragraph 2.5.2.

2.5.2
In the event that during the Protection Period, the annual bonus program in which an Eligible Employee (other than a Tier I Employee) participates is terminated and no replacement plan providing substantially the same bonus opportunity and likelihood of achievement is provided to such Eligible Employee, the Company shall pay such Eligible Employee a lump sum cash payment, as soon as practicable but in no event later than 30 days after the date upon which the applicable annual bonus plan is terminated, equal to the Eligible Employee’s annual target bonus for the fiscal year in which the plan termination occurs (without giving effect to any reduction in such target following a

Change in Control), pro-rated for the portion of the calendar year which has elapsed as of the date of bonus plan termination.

2.6	Equity Treatment

Without limitation of an Eligible Employee’s rights under any other plan, program or agreement, all unvested equity and equity-based awards for each Eligible Employee who incurs a Severance during the Protection Period (including stock options and RSU’s and, for the avoidance of doubt, any equity or equity-based awards of either the Parent or a successor into which unvested equity of the Parent held by an Eligible Employee at the time of a Change in Control is converted in connection with the Change in Control) shall become fully vested immediately prior to such Severance.  In addition, in the event that a Change in Control occurs in which either (a) the Parent’s common stock is exchanged for or converted into consideration consisting solely of cash or (b) the successor or acquirer does not assume or equitably substitute outstanding equity or equity-based awards, each such equity or equity-based award shall be cancelled at the time of such transaction in exchange for a payment equal to the product of (i) the cash payment per share of Parent common stock (less any applicable per share exercise price) and (ii) the number of shares of Parent common stock subject to such award.

2.7	Compromise Agreement

2.7.1
The Eligible Employee shall not be entitled to receive a Severance Payment and/or any other benefits under this Plan whatsoever, unless he or she first executes a compromise agreement in substantially the same form as attached to this Plan at Schedule B.

2.7.2	Upon the later of:

(a)	receipt by the Company of a fully executed compromise agreement; and

(b)	within 28 days of receipt of a satisfactory copy of the Eligible Employee’s legal advisor’s invoice to the Eligible Employee marked as payable by the Company;

the Company will pay direct to the Eligible Employee’s legal adviser their fees and disbursements properly, reasonably and exclusively incurred in advising the Eligible Employee in relation to the negotiation and preparation of the compromise agreement, up to a maximum of £350 plus VAT.

3.	PLAN MODIFICATION OR TERMINATION

3.1	Subject to the remainder of this paragraph 3, the Plan may be terminated or amended by the Company at any time at its complete discretion.

3.2	During the Protection Period, the Plan:

(a)	may not be terminated; and

(b)	may not be amended if such amendment would in any way be adverse to the interests of any potential Eligible Employee.

3.3	For the avoidance of doubt:

(a)	any action taken by the Parent or the Company to decrease the Severance Payment and/or benefits to which an Eligible Employee is eligible under the terms of the Plan; and/or

(b)	any amendment to this paragraph 3 following the occurrence of a Change in Control;

shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

4.	GENERAL PROVISIONS

4.1	Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part.

4.2
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

4.3	All benefits provided for under this Plan shall be subject to the deduction of any and all applicable tax and/or national insurance contributions or any other applicable withholding.

4.4	This Plan shall be subject to English law and the Courts of England and Wales shall have exclusive jurisdiction of any dispute arising in relation to, or in connection with it.

SCHEDULE A
Severance Payment and Benefits

1.	DEFINITIONS

1.1	“Tier I Employee” means an Eligible Employee who is a Grade Level 12-14 employee of the Company.

1.2	“Tier II Employee” means an Eligible Employee who is a Grade Level 10-11 employee of the Company

1.3	“Tier III Employee” means an Eligible Employee who is a Grade 8-9 employee of the Company.

1.4	“Tier IV Employee” means an Eligible Employee who is a Grade 6-7 employee of the Company.

1.5	“Tier V Employee” means an Eligible Employee who is a Grade 1-5 employee of the Company.

2.	SEVERANCE PAYMENT

2.1	Tier I Employees shall not be entitled to a Severance Payment under this Plan.

2.2
Tier II Employees shall be entitled to a Severance Payment equal to equal to 9 months of his or her Annual Basic Pay, plus an additional one Week’s Base Pay for each Year of Service which the Tier II Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.3
Tier III Employees shall be entitled to a Severance Payment equal to equal to 6 months of his or her Annual Basic Pay, plus an additional one Week’s Base Pay for each Year of Service which the Tier III Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.4
Tier IV Employees shall be entitled to a Severance Payment equal to equal to 4 months of his or her Annual Basic Pay, plus an additional one Week’s Base Pay for each Year of Service which the Tier IV Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.5
Tier V Employees shall be entitled to a Severance Payment equal to equal to 3 months of his or her Annual Basic Pay, plus an additional one Week’s Base Pay for each Year of Service which the Tier V Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

3.	OUTPLACEMENT SERVICES

3.1	Tier I Employees shall be entitled to receive access to outplacement services at the Company’s expense for 1 month following the Severance Date.

3.2	Tier II Employees shall be entitled to receive access to outplacement services at the Company’s expense for up to 6 months following the Severance Date.

3.3	Tier III Employees shall be entitled to receive access to outplacement services at the Company’s expense for up to 3 months following the Severance Date.

3.4	Tier IV Employees shall be entitled to receive access to outplacement services at the Company’s expense for 1 month following the Severance Date.

3.5	Tier V Employees shall be entitled to a 2 day outplacement workshop.

SCHEDULE B
Draft Compromise Agreement

[NAME] [ADDRESS]	[DATE]

Dear [ ● ],

Further to our recent discussions regarding the termination of your employment with Prosidion Limited (the “Company”) for reason of Severance (as defined in the Prosidion Limited and OSI Pharmaceuticals (UK) Limited Change of Control Severance Plan (effective [ ● ] 2010) (the “Severance Scheme”)), I set out below the settlement package which the Company is prepared to offer you.

As this letter is intended to constitute a compromise agreement between us in accordance with Section 203(3) Employment Rights Act 1996 (the “ERA”), the main pre-conditions of the Agreement are that you must receive independent legal advice on its terms and effects and particularly its effect on your ability to pursue your rights before an Employment Tribunal and that you and your legal advisor must sign and date the letter where marked and return one copy to me to acknowledge your agreement with the terms.

1.	Your employment with the Company will terminate for reason of Severance on [ ● ] (the “Termination Date”).

2.
Up to and including the Termination Date you agree to comply with any reasonable conditions laid down by the Company and to remain available for work at the Company’s request and you also agree that your duties of confidentiality and good faith continue to apply and that you are not permitted to work for any other person, firm, client, corporation or on your own behalf without the Company’s prior written approval.

3.
You will separately receive any outstanding salary, holiday pay and any other contractual entitlements (subject to the normal deductions of tax and National Insurance) up to the Termination Date. Legitimate and reasonable business expenses incurred before the Termination Date will also be paid in accordance with the Company’s expenses policy and if supported by proper receipts and invoices.

4.	You agree that the Company may deduct any sums owed to it or any Group Company for any reason from any sums payable to you as set out under this Agreement.

5.
By way of compensation for the termination of your employment, the Company shall pay you, without any admission of liability, the sum of £[ ● ] (the “Severance Payment”) in accordance paragraph 7 below and in accordance with the terms of the Severance Scheme, the first £30,000 of which will be paid without deduction of tax in accordance with current HM Revenue & Customs rules. You agree that the Severance Payment includes any entitlement to a statutory redundancy payment.

6.
The Severance Payment shall be paid to you by bank transfer on or about the [ ● ] subject to receipt by the Company of a copy of this Agreement duly signed by you and with the Adviser’s Certificate completed by the Legal Adviser in accordance with paragraph 10 and Schedule 1 below, and provided that at that date you have complied fully with the terms of this Agreement and have not instituted any legal proceedings against the Company.

7.
You agree that you are solely responsible for any charge to tax which may arise on the Severance Payment and/or benefits received by you and/or arising out of your termination and/or this Agreement generally, save to the extent that such tax has already been deducted by the Company from your salary or the Severance Payment. You also agree to indemnify the Company upon request within 28 days of written notice if any such charge to tax should arise in respect of the Severance Payment and/or any other payments and arrangements set out in this Agreement or if any fine, interest or costs become payable.

8.
Payment of the Severance Payment is conditional upon you first returning to the Company in good condition (fair wear and tear excepted) and without modification all property (including but not limited to documents, mobile phone, laptop computer, blackberry, credit or charge cards, keys and security passes) belonging to the Company and/or group Company or relating to the business of the Company and/or Group Company or any of its/their respective officers, employees, customers, suppliers, bankers, agents or professional advisers which is in your possession or under your control.

9.
You accept the terms of this Agreement in full and final settlement of any and all present and future claims of any nature whatsoever which you may have against the Company or any Group Companies or its/their officers or employees arising from or in connection with your employment and/or the termination of such employment with the Company or any Group Company and you agree to waive all such claims and other rights against the Company and/or any Group Company or its/their officers or employees (if applicable), including without limitation the following:

	(a)	any claim for wrongful dismissal and/or breach of contract;

	(b)	any claim for unfair dismissal under ERA; and

	(c)	any claim for a statutory redundancy payment under the ERA;

but excluding any claim for personal injury (although you confirm and warrant that you are not aware of any such claim as at the date of signing this Agreement) or in relation to pension rights which have accrued up to the Termination Date.

10.	You confirm that you have received independent legal advice from :

Name: [ ● ] (the “Legal Advisor”)
Firm: [ ● ]
Address: [ ● ]

as to the terms and effect of this Agreement and in particular as to its effect on your ability to pursue claims before an Employment Tribunal. The Legal Adviser has confirmed to you that they are a relevant independent advisor for the purposes section 203(3A) of the ERA and they hold appropriate insurance (as defined by section 203(3)(d) of the ERA). You confirm that the Legal Advisor has also confirmed that this Agreement satisfies the conditions for Compromise Agreements under the ERA.

11.
You warrant that you have not and undertake that you will not institute any legal proceedings to or before any Employment Tribunal or court in relation to any claim referred to paragraph 9 above. You warrant that you are not aware of any statutory claims which you may have against the Company and/or any Group Company or its/their officers or employees arising from your employment or its termination, and that you have provided the Legal Advisor with all relevant information necessary for him/her to advise you on any statutory claims which you may have in that respect. You acknowledge that the Company enters into this Agreement in reliance on the warranty given by you in this paragraph.

12.
You confirm that you have complied and will continue to comply fully with your common law and contractual obligations, including confidentiality, within your contract of employment with the Company, which you agree continue to bind you and are of full force and effect.  Both parties agree to keep the terms and the completion of this Agreement confidential save as required by law or a regulatory authority or to your immediate family.

13.
The Company will pay direct to the Legal Adviser, within 28 days of receipt of a satisfactory copy of their invoice to you marked as payable by the Company, their fees and disbursements properly, reasonably and exclusively incurred in advising you in relation to the termination of your employment (including, without limitation, the negotiation and preparation of this Agreement) up to a maximum of £350 plus VAT.

14.	The Company agrees to provide you with a factual reference. All requests for a reference from the Company or the Group should be directed to [ ● ].

15.	This Agreement contains all of the terms of settlement agreed between you and the Company and is in substitution for all previous negotiations, understandings, termination agreements or arrangements between you and the Company or any Group Company (except for any provisions of your employment contract which are stated to apply following the termination of your employment). You warrant and agree that you are not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

16.	The Company is entering into this Agreement for itself and on behalf of each Group Company each of which may enforce directly any rights it may have against you.

17.
In this Agreement “Group Company” shall mean any subsidiary or holding company or a subsidiary of the holding company (as defined by the Companies Act 2006 (as amended)) and all such companies together shall be referred to as the “Group” or “Group Companies”.

18.
The terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and the parties agree to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.

19.	This Agreement, although marked “without prejudice” will, upon signature by both parties, be treated as an open document evidencing an agreement binding on the parties.

I trust that the terms of this Agreement are acceptable and on that assumption I look forward to receiving a completed copy of this Agreement. If, however, you have any queries in respect of the above terms, please do not hesitate to contact me.

I look forward to hearing from you.

Yours sincerely

[ ● ]
For and on behalf of Prosidion Limited

I accept the above terms and Agreement.

Signed:

Dated:

SCHEDULE 1
Adviser’s Certificate

I certify that:

(a)	I am a qualified lawyer as defined by section 203(4) of the Employment Rights Act 1996 (“ERA”);

(b)	I am independent of the Company;

(c)	I have advised [ ● ] as to the terms and effect of this Agreement and, in particular, that she will be precluded from bringing a claim of the type listed paragraph 10 to this Agreement; and

(d)
there is in force (and was in force at all times during the provision of advice to [ ● ] as referred to above), a contract of insurance or appropriate indemnity as required by section 203(3)(d) of the Employment Rights Act 1996 covering the risk of a claim by [ ● ] in respect of loss arising in consequence of the advice referred to in paragraph c above.

SIGNED by NAME OF LEGAL ADVISER Associate/Counsel/Partner For and on behalf of on (date) ………………………….	) ) ) ) ) ) )